Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Improves Capital Structure, Strengthens Balance Sheet and Extends Term Loan Facility

•	Repurchases Series A Preferred Stock, eliminating $24 million liquidation preference for approximately $938,000
•	Completes $12 million private placement of preferred stock and warrants with conversion price and exercise price at 55% premium to the closing share price on March 24, 2023
•	Extends maturity of existing credit facility to April 2028 and interest-only period up to 3 years

ATLANTA (March 27, 2023) – Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer, today announces a series of strategic transactions bolstering its balance sheet, extending its current term loan facility, and recovering value for common stockholders. Alimera also announces changes to its Board of Directors.

On Friday, March 24, 2023, Alimera:

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Repurchased and retired all of its outstanding Series A Preferred Stock for approximately $938,000. The repurchase eliminated the associated $24 million liquidation preference.  Alimera also repurchased 200,919 shares of common stock held by the Series A Preferred Stock holders for approximately $314,000.

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Completed a $12 million private placement of Series B Preferred Stock and common stock warrants pursuant to a securities purchase agreement with Velan Capital and Caligan Partners. The securities purchase agreement also provides for the sale of an additional tranche of up to $15 million of Series B Preferred Stock for potential in-licenses or product acquisitions, at the mutual agreement of Alimera and the purchasers.

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Amended and extended its $45 million term loan agreement with its current lenders, investment affiliates managed by SLR Capital Partners, LLC, to extend the interest-only period for at least two years and extend the final maturity date to April 30, 2028. The interest-only period may be extended up to three years if certain financial targets are achieved. In connection with the amendment, Alimera borrowed an additional $2.5 million under the facility. The amended facility also provides for an additional tranche of up to $15 million, at the discretion of the lenders, which the company would intend to use for potential in-licenses or product acquisitions.

•	Appointed Michael Kaseta and Adam Morgan to its Board of Directors, as designees of Caligan Partners and Velan Capital, respectively.

“Amidst a challenging market environment, we successfully executed strategic transactions to eliminate the overhang of the Series A Preferred Stock liquidation preference, fortify our cash position, and extend our loan facility. We believe the elimination of the $24 million Series A Preferred Stock liquidation preference recaptures significant value for our common stockholders,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “We deeply appreciate SLR’s ongoing support, as well as the interest of Velan Capital and Caligan Partners in working with us to help more patients see better longer with fewer injections. We are thrilled about the potential availability of up to $30 million from these partners, which will aid us in identifying and obtaining complementary assets to deliver to our customers across the globe.”

Series A Preferred Stock Repurchase Agreement

Alimera completed the repurchase of 600,000 shares of its Series A Preferred Stock for a total purchase price of approximately $938,000 or $1.5634 per share.  Following the repurchase, the shares were retired leaving no shares of Series A Preferred Stock outstanding.  This eliminated the $24 million liquidation preference that the holders of Series A Preferred Stock would have been entitled to prior to any distributions to common stockholders in the event of a sale or liquidation of the company. In connection with the repurchase, Alimera also repurchased 200,919 shares of common stock held by the holders of the Series A Preferred Stock for approximately $314,000.

Series B Stock Purchase Agreement

Alimera has issued 12,000 shares of Series B Preferred Stock and 5,714,286 warrants to purchase Alimera common stock in exchange for an aggregate of $12 million in proceeds.  Upon approval by Alimera’s stockholders, the Series B Preferred Stock will be mandatorily convertible into 5,714,286 shares of Alimera common stock, subject to adjustment.  The initial conversion price of the Series B Preferred Stock is $2.10 per share, a  55 percent premium to the closing price of Alimera’s common stock on March 24, 2023.  The common stock warrants are exercisable one year following closing at an exercise price of $2.10 per share.  The purchase agreement also provides for a second tranche of up to $15 million available upon the mutual agreement of Alimera and the purchasers until December 31, 2023, for potential in-licenses or product acquisitions.  If the second tranche is funded prior to December 31, 2023, the purchasers will forfeit 4,714,286 of the common stock warrants obtained in connection with the first tranche funding.

Amendment to the Loan and Security Agreement

The term loan amendment provides for an additional tranche of $2.5 million funded at closing to pay final interest and prepayment fees associated with the existing facility, increasing the total term loan to $47.5 million at closing. The amendment extends the maturity date to April 30, 2028, with monthly interest-only continuing to May 1, 2025, when principal amortization begins. The interest-only period may be extended an additional 12 months if Alimera achieves $7.5 million in adjusted EBITDA, as defined in the amended agreement, for any trailing 12-month period ending on or before March 31, 2025.  Interest on outstanding borrowing under the term loan is payable at the greater of one-month SOFR or 4.60% plus 5.15% per annum.  As of the closing of the amendment, the term loan’s new interest rate is 9.75%, down from the previous rate of 12.32%.

Board of Directors Changes

In conjunction with these transactions, Alimera has added Michael Kaseta and Adam Morgan, to its Board of Directors, as designees of Caligan Partners and Velan Capital, respectively. Prior to these appointments, long-term board member, former Chairman and lead independent director James Largent, and recently appointed Roger Sawhney, resigned as directors.

“On behalf of the entire board and management, I would like to express our sincerest gratitude to Jim for his dedication and passion for our business over these past 12 years. His committed leadership has played a crucial role in our growth and development as an organization. We also thank Dr. Sawhney for his service,”  continued Mr. Eiswirth. “We are fortunate to have Mike and Adam joining our board of directors, and excited about the financial and biopharma experience they bring as we continue to grow Alimera.”

Mr. Kaseta has served as Chief Financial Officer (CFO) at Liquidia Corporation since December 2020. Mr. Kaseta has previously held CFO positions at Aerami Therapeutics, Aralez Pharmaceuticals and Sanofi where he spent eleven years in a variety of financial roles before being appointed CFO at Sanofi SA for North America Global Services and the North America Pharmaceutical Region. Mr. Kaseta holds a BBA in accounting from James Madison University and is a CPA (inactive) licensed in the state of New Jersey.

Mr. Morgan currently serves as the Chief Investment Officer of Velan Capital Investment Management LP, a healthcare-dedicated investment firm based in Alpharetta, Georgia.

Mr. Morgan also currently serves on the board of directors of Health Outlook Corporation, a privately-held developer of predictive healthcare technology and service based in New York, New York, where he serves as a director and chair of the company's audit committee, and Heron Therapeutics, Inc., a publicly-listed biotechnology company focused on advancing the standard of care for acute and oncology patients, where he serves as a director and member of the  nomination and governance committee. Mr. Morgan received his B.S. in chemistry from the University of Minnesota and his M.B.A. from the Carlson School of Management at the University of Minnesota.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Alimera has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock underlying the warrants and issuable upon conversion of the Series B Preferred Stock issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Alimera Sciences, Inc.

Alimera Sciences a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s expectations with respect to potential acquisition and growth opportunities, the use of proceeds from its credit facility, the value recovered for common stockholders and the timing of its stockholder meeting. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties (some of which are beyond Alimera’s control), including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in these forward-looking statements. Other factors are discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s recently filed Quarterly Report on Form 10-Q, most recently filed Annual Report on Form 10-K, and any of Alimera’s subsequent filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely on the forward-looking statements Alimera makes or that are made on its behalf as predictions of future events. These forward-looking statements speak only as of the date of this press release. Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with a meeting of stockholders (the “Meeting”) to obtain stockholder approval and approve other matters, if any, Alimera will file a notice of meeting and proxy statement with the SEC. STOCKHOLDERS OF ALIMERA SCIENCES, INC. ARE URGED TO READ THE NOTICE OF MEETING AND PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain free copies of the notice of meeting and proxy statement and other documents when they become available by contacting the Company at ir@alimerasciences.com. In addition, documents filed with the SEC by Alimera are available free of charge at the SEC’s website at www.sec.gov.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Common Stock in respect to the proposals to be voted on by stockholders at the Meeting. Information about the participants in the proxy solicitation of their direct and indirect interests, by security holdings or otherwise, will be included in the Company’s notice of meeting and proxy statement for its Meeting. This document will be available free of charge at the SEC’s website at www.sec.gov and from Investor Relations at Alimera Sciences, Inc. as described above.

For press inquiries:For investor inquiries:

Jules AbrahamScott Gordon

for Alimera Sciences for Alimera Sciences

917-885-7378scottg@coreir.com

julesa@coreir.com

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